EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT


     THIS AGREEMENT by, between and among Bion Environmental Technologies, Inc. ('Bion') together with its wholly-owned subsidiaries, are sometimes referred to as the ('Bion Companies'), and Bill O'Neill ('BON') is executed to be effective January 1, 2011. The previously executed email agreement/term sheet dated November 16, 2010 ('Initial Agreement') sets forth the material terms of this Agreement and is incorporated herein by reference and attached hereto as Exhibit A.

     WHEREAS the Bion Companies desire to receive the services of BON upon the terms and conditions set forth in this Agreement;

     AND WHEREAS BON desires to provide to the Bion Companies with his services upon the terms and conditions set forth in this Agreement;

     NOW THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, the Bion Companies do hereby agree to engage the employee services of BON, and (with the express consent of BON as evidenced by his signature below), upon the terms and conditions set forth in the following paragraphs:

     1) The Term of this Agreement shall run from January 1, 2011 ('Commencement Date'), through a date four years after the Commencement Date ('Term'), during which Term BON shall provide to the Bion Companies his 'entrepreneurial' full-time services as set forth in the following provisions:

          a) BON shall provide his full-time employee services to the Bion Companies as Chief Executive Officer ('CEO') of Bion, with duties per discussions to date and as set by the Board of Directors from time-to-time;

          b) BON shall, at the request of Bion's Board of Directors, also serve as CEO (and/or in other senior management officer ('SMO') positions) of Bion's subsidiaries ;

          c) BON, as CEO and/or SMO, of Bion and/or its subsidiaries will be part of a small senior management cadre which will divide among themselves all of the necessary management duties of the Bion Companies; BON shall report to the Board of Directors of Bion, which will also be responsible for evaluation of his performance; and

          d) Additionally, BON shall serve as a member of Bion's Board of Directors.

          e) BON and the Bion Companies shall work out a mutually acceptable manner of handling office costs, business expenses, travel expenses, etc. which is consistent with the current treatment by the Bion Companies in relation to other senior management and senior technical employees; in addition, BON shall be eligible for reimbursement for reasonable medical insurance premiums for his family and shall have the right to participate in existing or subsequently adopted 401(k) plans and/or other senior management incentive and/or bonus plans;

          f) BON shall initially have not less than 4 weeks of paid vacation per year which vacation time shall be scheduled in coordination with the senior management of the Bion Companies in a manner consistent with BON's duties.

     2) Compensation during the Term of this Agreement (all compensation items herein and this entire Agreement presume that Bion is receiving and BON is providing the services as set forth above):

          a) Cash compensation from the Bion Companies to BON for services provided by BON shall be initially $300,000 per year, which shall be payable in twice monthly pre-tax installments of $12,500, commencing with the first month of full-time service;

          b) Pursuant to the Initial Agreement, Bion has granted to BON the options as set forth therein, each of which Options may be exercised and shall vest as set forth in the Initial Agreement; PROVIDED, HOWEVER, if BON fails to provide the services to the Bion Companies for the entire Term (except if this is the result of the Bion Companies terminating BON for other than cause), all unvested Options on the date on which BON's termination takes place shall be automatically cancelled on such termination date; for the purposes of these provisions, termination for cause shall include, without limitation, any of the events listed below:

              A) BON's conviction of any felony criminal act including, without limitation, misappropriation of funds or property of the Bion Companies or any other felony criminal act;

              B) BON's misfeasance or malfeasance in office, which shall mean fraud, dishonesty, willful misconduct and/or substantial neglect of duties; and

              C)  Breach by BON of any material provision of this Agreement;

FURTHER PROVIDED, if BON elects to terminate his employment by Bion (other than as a result of material uncured breach by Bion of the terms of this Agreement which remains uncured for 120 days after written notice from BON to
Bion), or if Bion terminates BON for cause, the Options which have vested shall be cancelled on a pro-rata basis with BON keeping the percentage of the vested Options equal to the percentage of the Term during which BON appropriately provided his services to Bion pursuant to this Agreement.

          d) In the event that the Bion Companies elect to terminate BON without cause or BON passes away during the Term, the Bion Companies shall pay BON his full salary and benefits (subject to reasonable mitigation by BON) for the lesser of the balance of the Term or six (6) months, which payout shall be paid to BON's wife/estate if BON has passed away during the payout period.

          e) Further, while the Bion Companies and BON have discussed the Bion's 'goal' of being able to justify the declaration/payment of substantial cash and/or stock bonuses to senior management (and consultants performing senior management functions) once initial major projects (initial Integrated Projects and/or Central Processing Facilities with integrated ethanol plants and/or 'end-users') have been financed/constructed/completed, BON understands that the Bion Companies are making no commitments related to such bonuses to BON (or any other officer, director, employee or consultant) other than that BON will be treated/evaluated in the same manner as all other senior management personnel (including consultants. Any such bonuses will be declared/paid only when and if the then existing Board of Directors of Bion determines that such bonuses have been earned and are in the best interests of the shareholders.

          f) Additionally, to the extent that Bion develops policies regarding vesting of Options and/or bonuses in the event of a 'change of control' in the future, BON will be treated in the same manner as all other SMO's, directors, key employees & consultants pursuant to such policies.


     3) BON, through a date no earlier than 2 years after the expiration of the Term (including any extensions thereof) will abide by the terms and provisions of a Confidentiality/Proprietary Information Agreement (copy attached hereto as an Exhibit B) and further agrees that, unless expressly waived by the Bion Companies in writing, BON will require any and all persons who have access to confidential information of the Bion Companies to execute copies of agreements substantially similar to Exhibit B and that notwithstanding any other terms herein, Exhibit B shall remain in full force and effect; and BON expressly acknowledges and agrees that: a) at no time during the Term or during a two (2) year period following the end of the Term (including any extensions thereto) shall BON compete with the Bion Companies; for the purposes of this provision, 'compete' shall be defined as (and be limited to): i) engaging directly or as an employee or consultant in business activities which include and/or are based on the remediation of agricultural and food processing waste streams (including livestock) and/or the integration of 'end-product' /'protein production' activities and/or renewable energy/biofuel production activities with livestock CAFOs; ii) PROVIDED, HOWEVER, that this provision shall not prevent BON from engaging in activities in the 'animal protein products' business that neither involve any of Bion's intellectual property and are consistent limitations set forth in Exhibit B and sub-paragraph i) immediately above; b) all work product, inventions, etc. of BON made during BON's employment pursuant to this Agreement shall be the sole property of the Bion Companies and BON, as applicable, shall execute such assignments and /or other documents as may be required to fully vest such ownership in the Bion Companies; and c) all proprietary information and other information concerning the Bion Companies (and each of its partners/joint venturers) acquired pursuant to the service of BON to the Bion Companies shall at all times be and remain the sole property of the Bion Companies regardless of how such proprietary information is stored and upon termination of this Agreement (w/o retaining copies), BON shall return all such proprietary information to the Bion Companies on whatever medium it is evidenced (including w/o limitation paper files, computer memory media, etc.)

     4) a) The Bion Companies shall reimburse BON for purchase of basic equipment (computer/cell phone/etc) acquired during the Term which equipment is necessary for BON's performance of his duties hereunder, which equipment will be owned by the Bion Companies.

          b) BON shall initially work from his home office in Tampa, Florida which requirement shall not be changed except by mutual written agreement between BON and Bion.

          c) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and any person acquiring, whether by merger, consolidation, liquidation, purchase of assets or otherwise, all or substantially all of a party's equity or assets and business.

          d) It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings connected herewith be construed in accordance with and pursuant to the laws of the State of Colorado and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of Colorado shall be applicable and shall govern to the exclusion of the law of any other forum, with regard to the jurisdiction in which any action or special proceeding may be instituted.

          e) Any claim or controversy, which arises out of or relates to this Agreement, or breach of it, shall be settled by arbitration.

          f) Should any party hereto waive breach of any provision of this Agreement, that waiver shall not operate or be construed as a waiver of any further breach of this Agreement.

          g) In the event that any one or more of the provisions of this Agreement or any portions there under is determined to be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

          h) This Agreement shall constitute the entire agreement between the parties hereto. Oral modifications of the Agreement shall have no effect. This Agreement may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

                                     Bion Environmental Technologies, Inc.



                                     By: /s/ Mark A. Smith, President


                                     /s/ Bill E. O'Neill
                                     Bill O'Neill